EXHIBIT 99.2

AA.com

CONTACT:	Corporate Communications
Fort Worth, Texas
817-967-1577
mediarelations@aa.com

FOR RELEASE:  Tuesday, Nov. 29, 2011

AMERICAN AIRLINES BEGINS LEGAL PROCESS IN UNITED STATES TO
IMPROVE COMPETITIVENESS

Normal Business Operations Continue Worldwide

FORT WORTH, Texas, U.S.A. – American Airlines, Inc. announced that its parent company, AMR Corporation, and certain United States-based subsidiaries today voluntarily filed for Chapter 11 reorganization under United States law.  American took this action in order to achieve a cost and debt structure that is competitive in the airline industry so that it can continue delivering a world-class travel experience for its customers.
American expects to continue normal business operations throughout the reorganization process, and the business will continue to be operated by the Company’s management.  The United States Chapter 11 reorganization process enables a company to maintain normal business operations while it establishes a competitive cost and debt structure.  This action has no direct legal impact on any American Airlines operations outside the United States.
American Airlines is operating normal flight schedules, honoring tickets and reservations as usual, and making normal refunds and exchanges.  American’s AAdvantage® frequent flyer program is not affected.  American remains part of the oneworld® alliance, of which it is a founding member, and all of its codeshare partnerships continue, enabling customers to earn and redeem miles on convenient flight options worldwide.
           “American’s customers are always our top priority and they can continue to depend on us for the safe, reliable travel and high quality service they know and expect from us,” said Thomas W. Horton, Chairman, Chief Executive Officer and President of AMR and American Airlines.  “American serves 260 airports in more than 50 countries and territories, and we are committed to maintaining a strong presence in worldwide markets.  I am confident American will emerge even stronger as a global leader known

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American Airlines Begins U.S. Legal Process – Normal Operations Continue
Nov. 29, 2011

for excellence and innovation, a travel partner customers seek out, and a carrier that serves communities throughout the world.”
More information about American Airlines Chapter 11 filing is available on the Internet at aa.com/restructuring.

About American Airlines
American Airlines, American Eagle and the AmericanConnection® carrier serve 260 airports in more than 50 countries and territories with, on average, more than 3,300 daily flights. The combined network fleet numbers more than 900 aircraft. American's award-winning website, AA.com®, provides users with easy access to check and book fares, plus personalized news, information and travel offers. American Airlines is a founding member of the oneworld® alliance, which brings together some of the best and biggest names in the airline business, enabling them to offer their customers more services and benefits than any airline can provide on its own. Together, its members and members-elect serve more than 900 destinations with more than 10,000 daily flights to 149 countries and territories. American Airlines, Inc. and American Eagle Airlines, Inc. are subsidiaries of AMR Corporation. AmericanAirlines, American Eagle, AmericanConnection, AA.com, and AAdvantage are trademarks of American Airlines, Inc. (NYSE: AMR).

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